Exhibit 10.1
October 10, 2024

Mark Lynch

Letter of Engagement as Interim CFO

Dear Mark:

Per our discussions, I am offering you employment as the Interim Chief Financial Officer (“Interim CFO”) of Appian, reporting to me, with a start date of November 4, 2024. This position is considered an exempt level position for the purposes of federal wage-hour law, and you will be paid on a semi-monthly basis in accordance with Appian’s normal payroll procedure. The proposed compensation for your tenure as Interim CFO, subject to all necessary approvals by the Board of Directors, is as follows:

First, you will receive a base salary paid at a rate of $1,000,000 per year, subject to all tax and other required withholdings.

Second, a bonus for your decision to come out of retirement to serve as our Interim CFO, to be comprised of two parts: (a) a monthly bonus of $125,000 in each of the first six months of your employment as Interim CFO; and (b) a grant of Restricted Stock Units with a value of $250,000 vesting on May 5, 2025. The actual number of stock units granted annually will be calculated and granted based on the closing stock price at the close of business on November 5, 2024, the date of the next scheduled Appian Board of Directors meeting. Should Appian successfully hire a new Chief Financial Officer who begins working in that position prior to May 5, 2025, and Appian therefore releases you from service as Interim CFO, Appian will pay you any remaining monthly bonuses set forth in part (a) above with your final paycheck from Appian.

Third, if your employment as Interim CFO lasts for more than 6 months, beginning in May 2025, your monthly cash bonuses will increase to $166,666.67 per month.

Your service as Interim CFO shall not interrupt your continued services as a Director of the Appian Board of Directors. You shall continue to be bound by all agreements related to your services as a Director, and continue to be bound by all policies applicable to an Appian Director.

Upon commencing your employment, you will be required to sign the Appian Employment Agreement. We note that your employment as Interim CFO will be at-will, meaning either you or Appian may terminate the employment relationship at any time, with or without cause. In accepting this offer of employment, you acknowledge that you have not relied on any statement made by Appian or any of its employees or representatives with regard to the terms of your employment unless such representation is specifically included in this written offer.

Sincerely,

/s/ Matthew Calkins

Matthew Calkins
CEO and Founder

Accepted

/s/ Mark Lynch

Mark Lynch